Exhibit 99.9
January 15, 2003



SAFECO Common Stock Trust
SAFECO Plaza Seattle, WA 98185

Ladies and Gentlemen:

I have acted as counsel to the Trust in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A for the shares of each series and class of the Trust (the "Shares"). I have made such examination of law and have examined such records and documents as in my judgment are necessary or appropriate to enable me to render the following opinion:

1. The Trust is a duly formed and validly existing business trust under the laws of the State of Delaware.

2. The Trust is authorized to issue an unlimited number of shares which have been divided into the following series and classes: Growth Opportunities Fund (Investor, Advisor Class A, Advisor Class B, Advisor Class C), Equity Fund (Investor, Advisor Class A, Advisor Class B, Advisor Class C), Dividend Income Fund (Investor, Advisor Class A, Advisor Class B, Advisor Class C), Northwest Fund (Investor, Advisor Class A, Advisor Class B, Advisor Class C), International Stock Fund (Investor, Institutional,
     Advisor Class A, Advisor Class B, Advisor Class C,), Balanced Fund (Investor, Advisor Class A, Advisor Class B), Small Company Value Fund
     (Investor, Advisor Class A, Advisor Class B), U.S. Value Fund (Investor, Advisor Class A, Advisor Class B), U.S. Growth Fund (Investor, Advisor Class A, Advisor Class B, Advisor Class C), and Small Company Growth Fund (Investor, Advisor Class A, Advisor Class B, Advisor Class C).

3. The Shares, when issued pursuant to the terms, provisions and conditions set forth in the above-referenced Registration Statement relating to the Shares, will be validly issued, fully paid and non-assessable by the Trust. I hereby consent to the filing of this opinion as an Exhibit to said Registration Statement.



Sincerely,

/s/ William E. Crawford
William E. Crawford, Esq.
Counsel